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                                                                    EXHIBIT 10.8

             STRATEGIC ALLIANCE AND EXCLUSIVE DISTRIBUTION AGREEMENT

THIS STRATEGIC ALLIANCE AND EXCLUSIVE DISTRIBUTION AGREEMENT (this "Agreement") is entered into as of the 31st day of May, 2000, (the "Effective Date") by and between PHYSIOMETRIX INC., a Delaware corporation having its principal place of business at 101 Billerica Ave, North Billerica, MA ("Physiometrix"), and BAXTER HEALTHCARE CORPORATION, a Delaware corporation having its principal place of business at One Baxter Parkway, Deerfield, Illinois ("Baxter").

                                    RECITALS

         A. Physiometrix has developed proprietary technology embodied in devices currently comprised of a PSA 4000 ("PSA 4000") component and a PSArray ("PSArray") component (generally referred to as "PSA" and further defined herein), which when used together are designed to monitor the brain state of a human.

         B. Physiometrix desires to establish a strategic relationship for marketing and distribution of the PSA in the United States and potentially other countries.

         C. Baxter has substantial experience in the marketing and distribution of medical supplies and devices for use by health care practitioners in various health care markets.

         D. Physiometrix and Baxter desire to enter into an agreement granting Baxter exclusive distribution rights for the PSA in the "Territory" in the "Field" as defined below.

                                    AGREEMENT

         THEREFORE, the parties, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.       DEFINITIONS

         1.1 "AFFILIATE" shall mean any company or entity controlled by, controlling or under common control with a party, specifically, any company fifty percent (50%) more of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party and any company which owns or controls, directly or indirectly, fifty percent (50%) or more of voting stock of a party.

         1.2 "FIELD" shall mean any health care practitioner, company, institution or facility.

         1.3 "GAAP" shall mean United States generally accepted accounting principles, as the same may be modified from time to time by action of accounting standards boards, the Securities and Exchange Commission and other proper authorities.

         1.4 "GROSS PROFIT" shall mean total Net Sales of Products for a calendar quarter minus

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Physiometrix's actual cost of manufacture of such Products (determined using
GAAP consistently applied and including the component cost rollup set forth in Exhibit E but not costs incurred due to higher than anticipated scrap rates, rework or capital equipment not related to the production and supply of Products under this Agreement).

         1.5 "JOINT STEERING COMMITTEE" shall have the meaning set forth in
Article 10.

         1.6 "LICENSED TRADEMARKS" shall have the meaning set forth in
Section 4.1.

         1.7 "NET SALES" shall mean the actual gross amount charged on account of the sale of Products sold by or on behalf of Baxter or its affiliates less
(i) any credits on returns to the extent actually incurred or allowed on account of the sale of such Products, (ii) discounts and chargebacks allowed and taken, in amounts customary in the trade, for reasons such as quantity purchases and prompt payment by wholesalers and sub-distributors, or buying group administration fees reasonably allocable to such Products(iii) taxes, including but not limited to, sales, use, turnover, excise, import and other taxes or duties, imposed by a governmental agency on such sale or transfer. No deduction shall be made for commissions paid to individuals, whether they are employed by independent sales agencies or regularly employed by Baxter, and on its payroll, or for the cost of collections. Amounts received by Baxter or its Affiliates for the sale of the Products among Baxter or its Affiliates for resale or other disposition shall not be included in the computation on Net Sales hereunder; provided, however, that the subsequent resale or other disposition of such Products to third parties, whenever made directly by Baxter or indirectly through an Affiliate, will be included in the computation of Net Sales.

         1.8 "PHYSIOMETRIX TECHNOLOGY" shall mean (i) the inventions disclosed in the patents and patent applications that are listed in Exhibit A (as it may be amended from time to time) and any continuations, continuation-in-parts, divisionals, reissues, reexaminations, renewals, or extensions thereof and (ii) all know-how, technology, trade secrets data, copyrights, processes and methods, or other information owned, controlled or licensed by Physiometrix during the term of this Agreement that is necessary or useful for the marketing, sale, offer for sale, importing or distribution the PSA.

         1.9 "PSA" AND "PRODUCT" shall mean those products and accessories utilized for patient state monitoring and including Physiometrix Technology including those components described in the Specifications set forth in Exhibit D, together with parts and components necessary for the repair and replacement thereof, and all modifications, improvements, and developments pertaining to such products, accessories and components hereunder.

         1.10 "PSA 4000" shall mean that device, as further described in the Specifications set forth in Exhibit D, designed to receive signals indicative of a patient's EEG signals, manipulate those signals and display the brain state of a patient, and any improvements to that device.

         1.11 "PSARRAY" shall mean the disposable array component of the PSA, as further described in the Specifications set forth in Exhibit D. and to any other disposable headpiece component used for capturing data regarding patient brain state which has been or will be

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developed for use with the PSA 4000.

         1.12 "REGULATORY APPROVAL" shall mean, with respect to a country, all approvals, licenses, registrations, clearances or authorizations of the FDA or any other federal, state or local regulatory agency, department, bureau or other government entity, necessary for the use, manufacture, storage, import, transport and sale of the PSA in such country.

         1.13 "SPECIFICATION" shall mean the specifications for the PSA 4000 and PSArray listed on Exhibit D to the Agreement, as amended for time to time.

         1.14 "SUBDISTRIBUTOR" shall have the meaning set forth in Section 6.2.

         1.15 "TERRITORY" shall initially mean the United States of America its territories and possessions including Puerto Rico and the Virgin Islands. Pursuant to Section 2.4, Baxter and Physiometrix may enter into agreement(s) which expand the Territory, and in such event, Exhibit C may be amended from time to time to reflect such agreements.

2.       EXCLUSIVE DISTRIBUTION RIGHTS.

         2.1. Subject to the terms and provisions of this Agreement, Physiometrix hereby grants to Baxter the exclusive right to distribute, market and sell the Products, in the Field and in the "Territory" as defined in Exhibit C.

         2.2 Physiometrix shall forward all lists in its possession of existing or potential customers in the Territory and within the Field for the PSA which Physiometrix or someone on behalf of Physiometrix may have compiled so that Baxter may, in accordance with and pursuant to the terms of this Agreement, take orders from and distribute the Products to such customers. Sales to such customers shall be included in the minimum purchase and distribution requirements of Section 7.

         2.3. Baxter shall not actively distribute, market or sell any Products outside of the Territory (as now defined and as amended) other than sales and distribution activities conducted outside the Territory in connection with sales and distribution of Products to customers in the Territory in the ordinary course of business, or knowingly export Products from the Territory (other than the return of Products for repair, restocking, refund or rotation in the ordinary course of business) (whether directly or indirectly through its Subdistributors (as defined herein), if any) without the prior written consent of Physiometrix. Baxter shall have no right to promote, use or sell the PSA other than as expressly agreed herein, and shall not sell any of Physiometrix's other products without Physiometrix's prior written consent.

         2.4 RIGHT OF FIRST REFUSAL FOR COUNTRIES OUTSIDE THE TERRITORY. If during the Term of this agreement Physiometrix elects to distribute, market or sell the PSA in any country outside the Territory, Physiometrix will notify Baxter of such election in writing (the "Notice of Election"). Baxter shall have 15 days after the receipt of such notice to deliver to Physiometrix a written notice confirming Baxter's interest in acquiring such distribution, marketing and sale

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rights in the Field (the "Notice of Interest"). If Baxter delivers a Notice of
Interest to Physiometrix, the parties shall negotiate in good faith a definitive agreement setting forth the terms under which Baxter would distribute the PSA in the relevant countries (whether by amendment to this agreement or otherwise). If the parties have not executed a distribution agreement within 60 days after Baxter's receipt of the Notice of Election, Physiometrix will have the right to enter into one or more distribution agreements with respect to the PSA in the Field in such countries on terms which are generally no better than the terms offered by Baxter.

         2.5 Except from and after the date Physiometrix terminates the exclusivity granted to Baxter hereunder as, when and to the extent specifically permitted in Section 7.2 or 26.6 of this Agreement, Physiometrix shall not supply any Products to any third party other than Baxter for resale in the Territory within the field during the Term (as defined herein) of this Agreement.

3.       PRODUCTS/NON-COMPETE.

         3.1. Baxter shall purchase Products solely from Physiometrix and shall include the Products in its portfolio of product offerings to customers and prospective customers in the Territory. Subject to the terms of this Agreement, Physiometrix shall supply or cause to be supplied to Baxter, and Baxter shall purchase from Physiometrix, all of Baxter's requirements of PSA 4000's and PSArrays for commercial resale in the Field and in the Territory in such quantifies as Baxter shall order pursuant to and in accordance with the terms set forth in Article 8, during the Term of this Agreement.

         3.2. Baxter shall not engage, directly or indirectly, in the development, manufacture, distribution, marketing or sale of any devices or components thereto for monitoring the brain state of a patient during anesthesia, which product employs Physiometrix Technology or in the Territory, is substantially similar to or competitive with the Products, other than pursuant to this Agreement from the date of this Agreement through the first to occur of the following, as applicable, (i) through the period ending the last day of the Term if the Term (a) is terminated by Physiometrix upon a Baxter Default (as hereinafter defined) or (b) otherwise expires as provided in this Agreement, or (ii) the date of termination by Baxter for an Physiometrix Default (as hereinafter defined).

4.       LICENSE FOR TRADEMARKS AND TRADE NAME.

         4.1 Subject to the terms and conditions of this Agreement, Physiometrix hereby grants to Baxter and to the distributors listed in Exhibit C non-exclusive, royalty-free right to use the trademarks set forth on Exhibit B hereto (the "Licensed Trademarks") in connection with the marketing, distribution and sale of Products in the Territory for the Term of the Agreement. Physiometrix shall apply for and perfect registration of the Licensed Trademarks in all Countries in the Territory (as hereinafter defined) as Physiometrix shall determine at their sole discretion to be necessary and appropriate for the protection of the Licensed Trademarks in each Country in the Territory.

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         4.2. Baxter shall use the Licensed Trademarks only in the form determined by the Joint Steering Committee and shall adopt reasonably conspicuous notices as requested by Physiometrix, and in a form approved by the Joint Steering Committee, in order to identify Physiometrix as the owner of the Licensed Trademarks and Baxter or it Subdistributors as a permitted user thereof. Baxter shall not use any of the Licensed Trademarks on or in connection with any goods or services other than the PSA.

         4.3. To maintain and enhance the goodwill and image of quality associated by the public with the Licensed Trademarks, Baxter shall conduct its business operations in respect of the Products in accordance with all applicable statutes, laws, ordinances, and regulations of any country or governmental entity in the Territory or otherwise having jurisdiction over Baxter or its activities hereunder, including without limitation, laws and regulations of the Territory governing use of the Licensed Trademarks.

         4.4 Baxter shall use the Licensed Trademark in a manner so as to avoid the likelihood of confusion with trademarks and trade names belonging to others, Baxter shall not use the Licensed Trademarks, in whole or in part, in such manner that any of the Licensed Trademarks may in any way be diluted in respect of distinctiveness or validity, or may in any way impair or negate any of the rights of Physiometrix. Baxter shall not advertise, exploit, promote, market, or otherwise offer Products in any manner which may adversely affect the reputation of Physiometrix.

5.       TERM.

         5.1 Subject to earlier termination as provided herein, this Agreement shall be for an Initial Term of five (5) years commencing on the date Physiometrix fulfills a conforming Purchase Order delivered under Section 8.3 and which is accepted by Baxter under Section 9.3 representing the quantities Baxter reasonably believes are necessary for commercial launch of Products. The Initial Term may be extended for additional, successive years, by mutual consent of the parties within 180 days of the expiration of the Initial Term (the "Renewal Terms"). Should the parties agree to such renewal at the end of the Initial Term, the Renewal Term shall be automatically extended for additional one (1) year terms unless written notice of termination is given by either party not later than 180 days prior to the expiration of the Renewal Tenn.

         5.2 "Term" the Initial Term and any Renewal Terms are collectively referred to herein as the Term.

6.       ASSIGNMENT AND SUBDISTRIBUTOR RIGHTS

         6.1. Either party may assign this Agreement and any of its rights or obligations hereunder only with the prior written consent of the other party which shall not unreasonably be conditioned, delayed or denied, except that either party may assign this agreement or any of its rights or obligations hereunder (i) to any of its Affiliates, or (ii) in connection with a merger or similar reorganization or the sale of all or substantially all of its assets to which this Agreement relates. This agreement shall survive any such merger or reorganization of either Party with or into, or such sale of assets to, another party. Except as provided herein, any assignment of this

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Agreement or any of its rights or obligations hereunder without the prior written consent of the other party shall be void and of no effect.

         6.2. Exhibit C lists those countries in the Territory in which Baxter plans to market the Products and any Baxter Distribution Agreements (as hereinafter defined) in effect in such countries. As provided in section 2.4, Exhibit C may be amended to add additional countries from time-to-time to be included in the Territory, and any Baxter Distribution Agreements then in effect in such countries. Baxter shall be entitled to appoint dealers or other third parties ("Subdistributors") in the Territory during the Term of this Agreement to distribute, market and sell the Products in the Territory, provided that each such Subdistributor is either (i) an Affiliate of Baxter, (ii) party to a Baxter Distribution Agreement and that party meets standard Baxter distribution requirements, or (iii) approved by Physiometrix in writing prior to being engaged by Baxter.

                  6.2.1. Baxter hereby represents and warrants that if it is a party to exclusive or preferred distribution agreements in the Territory (the "Baxter Distribution Agreements") with the non-Affiliate persons or entities set forth and to be set forth on Exhibit C hereto, with respect to each such Baxter Distribution Agreement, (i) the delivery and performance by Baxter of its obligations under this Agreement will not conflict with or otherwise constitute a default under or violate the terms or provisions of any Baxter Distribution Agreement; and (ii) the persons or entities party to such Baxter Distribution Agreements may become Subdistributors of the Products upon their addition to Exhibit C.

                  6.2.2. Baxter shall require each non-Affiliate Subdistributor to agree in writing to be bound, and represents and warrants that each of its Affiliates performing distribution functions under this Agreement will be bound, by and subject to the duties and obligations of Baxter under this Agreement insofar as such duties and obligations relate to the activities of Subdistributor in the Territory, and agrees that the rights of Subdistributror under the Baxter distribution agreement shall terminate and be of no force and effect upon termination of this Agreement, and unless such termination is due to a Physiometrix Default under Section 25.2 without any further liability or obligation of Physiometrix. Baxter shall be fully responsible for and liable to Physiometrix with respect to the activities of any Subdistributor with respect to Products and the Agreement, and appointment by Baxter hereunder shall not release Baxter from any obligations or liabilities to Physiometrix hereunder.

         6.3. Baxter shall include in its agreements with non-Affiliate Subdistributors provisions which prohibit such Subdistributor from (i) actively distributing, marketing, selling, exporting or supplying the Products, either directly or indirectly, outside the Territory; (ii) advertising or conducting any promotional or marketing activities with respect to the Products outside the Territory.

         6.4. If Baxter becomes aware that any Products are being distributed, marketed or sold outside the Territory by any Subdistributor of Baxter, Baxter shall notify Physiometrix within fifteen (15) business days of learning of such distribution. If Physiometrix provides written notice to Baxter that any Products are being distributed, marketed or sold outside the Territory by

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any Subdistributor of Baxter and Baxter fails to exercise commercially reasonable efforts to cause such Subdistributor to cease such activities outside the Territory, such failure shall constitute a Baxter Default (as defined in Section 25.2).

         6.5 Any and all duties, taxes or other charges relating to the export of Products from the United States and/or import of Products into the Territory shall be the responsibility and obligation of Baxter.

7.       PRICING, MINIMUM PURCHASE AND DISTRIBUTION REQUIREMENTS.

         7.1. PRICING. The initial per unit transfer price for the Products during the first year after the Effective Date is set forth in Exhibit E. Thereafter, on an annual basis the Joint Steering Committee shall set the per unit transfer price for the Products, and such per unit transfer price shall be set so as to preserve the initial, anticipated relative profitability positions of the parties as set forth herein.

         7.2. MINIMUM DISTRIBUTION REQUIREMENTS. The quarterly minimum total amounts of Products to be purchased from Physiometrix by Baxter (hereafter "Minimums") for the first six (6) full calendar quarters (which calendar quarter shall include the calendar quarters beginning July 1 ("Q1") and October 1, 2000 ("Q2") and January 1 ("Q3"), April 1 ("Q4"), July 1 ("Q5") and October 1, 2001 ("Q6") ) is set forth in Exhibit F. Before the end of the calendar quarter commencing October 1, 2001, the Joint Steering Committee shall meet and establish the Minimums for the next annual period of the Term and shall thereafter establish Minimums prior to the end of the last calendar quarter of each subsequent annual period during the Term. In the event that Baxter fails to deliver conforming purchase orders under Section 8.3 having a total invoice amount greater than the Minimum for any calendar quarter and fails in the subsequent quarter to deliver conforming purchase orders under Section 8.3 in an amount greater than the sum of the shortfall and the Minimum for such subsequent quarter, Physiometrix shall be entitled to revoke the exclusivity granted to Baxter hereunder by delivery of written notice to Baxter and, thereafter, (i) Physiometrix shall be entitled to manufacture, market, distribute and sell the Products in the Field in the Territory directly or through persons other than Baxter, (ii) this Agreement shall otherwise remain in effect for the remainder of the Term unless terminated in accordance with the provisions hereof. The revocation of exclusivity shall be Physiometrix's sole remedy for Baxter's failure to purchase total amounts of Products equal to or greater than the Minimums under this Section 7.

         7.3. For the purpose of this Section 7, PSA 4000s and PSArrays will be deemed purchased by Baxter when a conforming purchase order with a scheduled shipment date during the quarter in which such purchase order is placed has been delivered and accepted by Physiometrix in accordance with Section 8.3.

8.       ORDERS, INVOICE PRICES AND PAYMENT TERMS.

         8.1. In order to facilitate Physiometrix's scheduling of production of the Products, Baxter

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will also supply Physiometrix on a monthly basis by code the prior month's sales and closing stock on hand. The Joint Steering Committee shall determine the minimum stock level for the Products.

         8.2. The Joint Steering Committee shall establish (i) a rolling one year forecast by quarters for Products and (ii) minimum delivery period for such products. The initial rolling one year forecast shall be established by the Joint Steering Committee within 30 days of the Effective Date.

         8.3 Baxter shall deliver a purchase order on or before the fifth (5th) business day of each quarter. A conforming Baxter Purchase Order must (i) conform to the requirements of this Agreement, (ii) specify a delivery period for the Products no shorter than the delivery period established under Section 8.2, (iii) specify a quantity by product code, and (iv) specify the language(s) based on requirements for individual countries in the Territory for Product labeling of the PSA. Physiometrix will acknowledge and notify Baxter of Physiometrix's receipt of a conforming Purchase Order within five (5) working clays of receipt of such order. If Physiometrix fails to acknowledge and notify Baxter of receipt of a conforming Purchase Order within five (5) working days, such Purchase Order shall be deemed received and accepted by Physiometrix.

         8.4. The components of the PSA (the PSA 4000s and the PSArrays) shall be delivered within the delivery date specified on a conforming Purchase Order after receipt by Physiometrix of such conforming Purchase Order from Baxter in accordance with Section 8.2, or such other period as may be mutually agreed by the parties. The delivery must include at least 90% of the number components of the PSA (the PSA 4000s and the PSArrays) ordered pursuant to the conforming Purchase Order. Baxter shall take title and assume the risk of loss of the Products upon delivery of the Products to a Baxter designated carrier.

         8.5. All Invoice Prices are quoted F.O.B. Physiometrix's facility (currently located in North Billerica, Massachusetts) to a carrier designated by Baxter at Baxter's sole discretion at which time title for and risk of loss of the Products shall pass to Baxter. Physiometrix shall deliver an invoice to Baxter after delivery of the Products to the carrier for shipment to Baxter's facility in accordance with the terms of the applicable purchase order. Such invoice shall include such documents required to identify the product. Payment of the Invoice Prices for Products purchased by Baxter shall be made in U.S. dollars, net forty-five (45) days from date of invoice, subject to receipt of delivery by Baxter of Products covered by the invoices and (i) adjusted for discrepancies pursuant to Section 9.3. In the event any invoice is not paid within forty-five (45) days of the date of the invoice, such amount shall accrue interest at the rate of twelve percent (12%) per annum until paid.

         8.6 Baxter shall be responsible for all taxes (excluding Physiometrix income taxes), fees and duties incurred in the purchase of Products from Physiometrix.

         8.7. Unless otherwise expressly agreed in writing, the terms included in this Agreement shall have precedence over any conflicting terms included in either party's standard terms and

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conditions in connection with purchase orders placed or accepted under this
Agreement.

9.       FAILURE OF PHYSIOMETRIX TO FULFILL PURCHASE ORDERS.

         9.1. If at any time Physiometrix anticipates that it will have difficulty in timely fulfilling any or all of the accepted amount of Products in a Baxter purchase order, Physiometrix shall notify Baxter of such difficulty as soon as practicable.

         9.2. In the event Physiometrix fails to deliver Products to the carrier as provided in Section 8.3 within the delivery period established by the Joint Steering Committee after receipt of a conforming Purchase Order (or within the Baxter specified time if such period is longer) during any Calendar Quarter and which deliveries are subsequently accepted by Baxter under Section 9.3, Baxter shall be relieved of the Minimums under this Agreement for such quarter and the Minimum for such quarter shall become the Minimum for the succeeding quarter with the Minimums for subsequent quarters being delayed by a calendar quarter . Notwithstanding the foregoing, in the event that Baxter delivers Purchase Orders for a quantity of Products scheduled for delivery during a particular calendar quarter that is greater than [1.10] times the quantities of Products covered by the most recent rolling forecast established by the Joint Steering Committee pursuant to Section 8.2 prior to the first day of such calendar quarter and such forecast is greater than the Minimum for such calendar quarter, Physiometrix shall not be obligated to accept Purchase Orders or deliver Product quantities for such excess amount, and the failure of Physiometrix to do so shall not give rise to any abrogation of Minimum under this Agreement or otherwise constitute a breach of this Agreement.

         9.3. All PSA 4000s and the PSArrays are subject to inspection by Baxter to verify conformity with the order. Baxter must advise Physiometrix in writing of any discrepancies in shipment or invoice with respect to the timing, number, types, or condition of Products as shipped and invoiced by Physiometrix within thirty (30) days of the date of receipt of the Products by Baxter. Otherwise, Baxter shall be deemed to have accepted the timing, number, types and condition of Products and invoice received with respect to such Purchase Order. Such acceptance by Baxter shall not relieve Physiometrix of its warranty obligations with respect to such Products as provided in Section 18.3.

10.      JOINT STEERING COMMITTEE.

         10.1 MAKEUP AND MEETINGS. Promptly after execution of this Agreement, Physiometrix and Baxter shall establish a Joint Steering Committee having 6 members, by each designating three representatives. The representatives shall include for Baxter; a Vice President of Marketing, a Director of Finance and one additional designee and for Physiometrix comparable level managers including manager(s) having responsibility for marketing and finance. The Joint Steering Committee will meet at least once each calendar quarter during the Term of the Agreement and at other times to be mutually agreed upon. Meetings are to be held at locations alternately designated by Physiometrix and Baxter with Physiometrix designating the first location.

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         10.2 PURPOSE. The Joint Steering Committee shall be the body for making the decisions which are designated to it under this Agreement. All decisions are to be unanimous. If the Joint Steering Committee is unable to reach an agreement the decision will be first referred to executive level management of each company and if such management is unable to reach agreement, the decision shall go to arbitration under Article 44.

         10.3 In addition to the decisions designated to the Joint Steering Committee in the other Sections of this Agreement, the Joint Steering Committee shall be responsible for the following

                  10.3.1 Establishment of an overall sales and marketing plan for the marketing, sale and promotion of the Product(s) (the "Marketing Plan"), and review the progress of the parties' marketing efforts under the Marketing Plan.

                  10.3.2 Establishments of the anticipated selling prices and Minimums under Section 7.2 and appropriate annual revision of the anticipated selling prices and Minimums based upon market conditions and other factors. Notwithstanding the foregoing, Baxter has total discretion in the actual sale prices it charges third parties for the Products.

                  10.3.3 Coordination of Physiometrix's and Baxter's sales and marketing efforts; tracking of sales activity; and determination of appropriate sales and marketing efforts and expenditures.

                  10.3.4 Establishment, implementation and updating of a research and development plan to improve product performance and features to improve the marketability of Products.

                  10.3.5 Establishment of PSA 4000 multi-year service plans for offer to third parties and the pricing for such plans.

11.      ADJUSTMENTS

         11.1 During a calendar quarter, should Baxter fail to place conforming Purchase Orders for a total unit volume equal to the established Minimum for such quarter (hereafter "Shortfall Quarter") causing Physiometrix's actual per unit cost of manufacture for the Products on any Conforming Purchase Order placed by Baxter during such quarter to be greater than the estimated actual cost of manufacturing utilized by the Joint Steering Committee in setting the Product Pricing under Section 7.1 due to under-absorption of fixed manufacturing costs, the Product Pricing for the successive Quarter shall be adjusted such that the difference in expense incurred by Physiometrix between the estimated cost of manufacture and the actual cost of manufacture for the products ordered in the Shortfall Quarter, will be made up should Baxter place conforming Purchase Orders for a total purchase price amount equal to the Minimum for such successive quarter. Should Baxter place conforming Purchase Orders in a total net sales amount amount greater than the Minimum in such successive quarter, the per unit product pricing for the purchase order amount in excess of the Minimum shall be equal to the Product

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Pricing under Section 7.1.

         11.2 During a calendar quarter not following a Shortfall Quarter, should Baxter place conforming Purchase Orders scheduled for shipment during such calendar quarter in a total net sales amount greater than the Minimums, on the excess amount the per unit Product Pricing under Section 7.1 shall be reduced by 5% only if Baxter's actual average selling price of Products for such calendar quarter is equal to or greater than the anticipated selling price determined by the Joint Steering Committee for such calendar quarter.

         11.3 To the extent that Baxter's actual average selling price for Products during a calendar quarter exceeds 110% of the anticipated selling price determined by the Joint Steering Committee for such calendar quarter, any Net Sales revenue attributable to such excess average selling price above the 110% shall be divided equally between Physiometrix and Baxter. To the extent that Baxter's actual average selling price for Products during a calendar quarter is less than 90% of the anticipated selling price determined by the Joint Steering Committee for such calendar quarter, any reduction in Net Sales revenue attributable to such average selling price below 90% of the anticipated selling price shall be shared equally between Physiometrix and Baxter by an appropriate credit.

         11.4. Baxter shall keep records showing the sales of all Products by territory and in sufficient detail to enable Joint Steering Committee to determine the total Net Sales amounts. Physiometrix shall keep records showing the reasonable costs of manufacturing of all Products sold to Baxter in sufficient detail to enable Joint Steering Committee to set the Product Pricing under Section 7.1. Such records shall be maintained for at least five (5) years following the latest date covered by such records, and shall be made available upon five (5) business days advance notice during reasonable business hours for examination at the requester's expense and not more often than once each year by a nationally recognized certified public accountant, selected by Requester, for the sole purpose of verifying the correctness of calculations of Product Pricing under this Agreement. The accounting expense shall be paid by the requester, unless such audit reveals material discrepancies (in excess of 10%). If material discrepancies do result, the non-requester shall bear the accounting expense, and shall pay any amounts due to the requester, including interest, within thirty (30) business days of the completion of the audit. Any records or accounting information received from the non-requester shall be Confidential Information for purposes of Article 19. The terms of this section shall survive any termination or expiration of this Agreement for a period of five (5) years.

12.      PACKAGING, LABELING AND TRADEMARK MATERIALS.

         12.1. Physiometrix shall label and package all PSA components with the Baxter and Physiometrix wordmarks, in accordance with the specifications. The Baxter wordmark and Physiometrix wordmark shall share equal prominence. The Joint Steering Committee shall review all labels, labeling and packaging. To the extent permitted or required by applicable regulations and regulatory authorities in the Territory all packaging for the Products shall (i) prominently display the Licensed Trademarks, as appropriate; and (ii) identify Physiometrix as manufacturer and Baxter as distributor of the Products.

                  12.1.1 To maintain and enhance the goodwill and image of quality associated by the public with the Baxter and Physiometrix wordmarks, each party shall conduct its business operations in respect of the Products in accordance with all applicable statutes, laws, ordinances, and regulations of any country or governmental entity in the Territory or otherwise having jurisdiction over Baxter or its activities hereunder, including without limitation, laws and regulations of the Territory governing use of the Licensed Trademarks.

         12.2. Physiometrix shall assure that the content and format of all labels and labeling and packaging conform with the regulatory requirements of the Territory.

         12.3. All labeling, tags, printed materials, advertising materials, marketing materials, or any other materials which bear a Licensed Trademark (the "Trademark Materials") shall be approved by Physiometrix to assure that Physiometrix trademarks conform to Physiometrix standards prior to use by Baxter, which approval shall not unreasonably be conditioned, delayed or denied.

13.      SALES PROMOTION AND TRAINING.

         13.1. Baxter shall promote and sell the Products in the Territory provided that Baxter shall not be held to "best efforts" as construed by judicial precedent under the Uniform Commercial Code but rather marketing efforts in Baxter's discretion consistent with its policies and procedures, including same or similar marketing of its own or third party products. To that effect, Baxter shall maintain and utilize a competent and adequate staff, organization and facilities to satisfy its obligations under this Agreement.

                  13.1.1 The expected sales and marketing expenditures by Baxter corresponding to the Minimums for the first six (6) calendar quarters are set forth in Exhibit F. Subsequent quarterly expected sales and marketing expenditures by Baxter are to be established by the Joint Steering Committee. The failure of Baxter to expend the expected amounts is not a breach of this Agreement.

         13.2. Upon reasonable notice and during reasonable business hours, Physiometrix shall make its personnel reasonably available for orientation and training of Baxter's personnel with respect to selling, handling and storing the Products (e.g. Baxter sales meetings) in a manner determined by the Joint Steering Committee. Each party shall bear its own respective costs and expenses for orientation and training, unless otherwise agreed to by the parties.

         13.3 Physiometrix will provide to Baxter training materials for the Product(s) prepared by Physiometrix for use in training sales representatives. Baxter may copy any training materials provided by Physiometrix for future training programs conducted by Distributor. Any training materials developed by Baxter shall be subject to Physiometrix' prior approval.

         13.4 The Baxter Anesthesia sales force will use commercially reasonable efforts to ensure that its sales force is fully trained with respect to the Product(s).

         13.5 Physiometrix will supply to Baxter commercially reasonable quantities of Products for use as samples. The Joint Steering Committee shall establish the price and quantities of such samples; however, the price will be equal to or greater than the reasonable manufacturing costs of such samples.

         13.6 All expenses incurred by each party in connection with the performance of its obligations in this Article 13 will be borne solely by such party (except as indicated in 13.2). Baxter will be responsible for appointing its own employees, agents and representatives, whom Baxter will compensate.

14. SALES AND CUSTOMER INFORMATION

         14.1 Baxter shall establish and maintain records sufficient to enable Physiometrix to respond to product warranty, product recall and product regulatory concerns and otherwise discharge its obligations to purchasers of Products.

         14.2. In the event that Physiometrix and/or Baxter must respond to product warranty, product recall, or product regulatory concerns, or otherwise discharge their obligations to Baxter customers purchasing the Products, respectively both Baxter and Physiometrix shall be jointly responsible for the quick and effective communication of the required information. Baxter shall be primarily responsible, at its own expense, for direct contact with Baxter customers. Baxter shall make available to Physiometrix or its authorized representatives all such information as may be necessary to discharge its obligations. Such Baxter information may include, but not be limited to, the nature of the complaint or inquiry, the product code, product serial number or manufacturing lot number, purchase order number, invoice number, invoice date and shipping date. Physiometrix shall be responsible, at its own expense, for providing any technical or other informational support required by Baxter in order to accurately and timely respond to its customers' questions. Such Physiometrix technical or informational support may include, but not be limited to, product failure investigations, and documentation generated arid maintained in compliance with the Quality System regulation (21 CFR 820 ET SEQ.) or with other international laws, regulations or standards.

         14.3. All publicity, advertisement and promotion of the Products by Baxter shall be made in conformity with product specifications provided by Physiometrix and, without limiting the generality of the foregoing, all regulatory and/or clinical claims regarding performance of the Products shall strictly conform to such claims established by Physiometrix.. Baxter shall not use any material or make any statements in its publicity, advertising or promotion of the Products that are false or misleading.

         14.4. In the event of termination of this Agreement by Physiometrix for any reason other than a Physiometrix Default, Baxter shall make available to Physiometrix or its authorized representatives such information as is necessary for Physiometrix to retain the market for the Products in the Territory. Such information may include, but not be limited to, customer name and address data, sales history for the preceding twenty-four (24) months for each customer showing unit sales by product and Net Sales of the Products, and non-exclusive distributor relationships. Baxter shall not be obligated to provide such information upon conversion of its exclusive distribution rights to non-exclusive rights with Physiometrix in accordance with Section 7.2 or 26.6.

15.      STOCK, WAREHOUSING, PRODUCT RETURNS AND PRODUCT SERVICING

         15.1. Baxter, or an Affiliate or a non-Affiliate Sublicensee, shall maintain at all times such inventories of Products and related literature and technical documentation that are adequate to support the sales and service of the Products.

         15.2. Baxter shall store its stock of and deliver the Products in accordance with the storage statements on the Products' labeling in order to preserve and protect the Products.

         15.3. Subject to at least five (5) business days prior notice, Baxter shall permit Physiometrix's representatives at all reasonable times to inspect its stores and warehouses and to take samples of Products in storage, which samples shall be returned to Baxter in saleable form or fully credited to Baxter. Baxter shall comply strictly with all reasonable directions of Physiometrix in relation to storage, delivery and other matters to ensure the quality of the Products.

         15.4. Upon request of Physiometrix, Baxter shall destroy, return to Physiometrix or make such disposition as Physiometrix shall reasonably direct, at Baxter s cost and expense, any portion of the Products in Baxter's inventory determined by Physiometrix to be outdated or otherwise to require such disposition; provided, however, such disposition is the result of discovery of a manufacturing, design or materials defect (whether resulting from a recall or arising due to regulatory requirements or otherwise), such disposition shall be at the cost and expense of Physiometrix. In the event such return or destruction is the result of discovery of a manufacturing, design or materials defect (whether resulting from a recall or arising due to regulatory requirements or otherwise), Physiometrix shall either replace such Products or credit Baxter in an amount equal to the Invoice Price for such Products. Physiometrix shall have no liability for material that is outdated as the result of Baxter's inventory management practices.

16. CHANGES TO PRODUCTS AND NEW PRODUCT DEVELOPMENT.

         16.1. Physiometrix shall bear its own internal cost of engineering or design changes to the Products made in response to decisions of the Joint Steering Committee under Section 10.3.4 or actions by or requirements of governmental or regulatory authorities within the Territory. Physiometrix may, at any time, either add to, delete from or change any aspect of the PSA pursuant to any updating, obsolescence or other change occurring within the ordinary course of Physiometrix' business. Such changes shall not include alterations to the PSA which would change the functionality of the Products or result in any incompatibility between the PSArray and PSA4000. In the event that such additions, deletions or changes would result in a delay in supplying the new and improved PSA to Baxter, Physiometrix will use commercially reasonable efforts to continue supplying the previous model of the PSA, including the PSA 4000 and

PSArray, as applicable, until sufficient quantities of the changed PSA are available for sale to Baxter by Physiometrix. Baxter shall not be required to purchase any Minimums of the altered PSA while having any remaining inventory of the previous model of the PSA. However, nothing in this Section 16.1 shall alter the rights and obligations of the Parties described in Section 9.

         16.2. RIGHT OF FIRST REFUSAL FOR NEW TECHNOLOGY. If during the term of this agreement Physiometrix elects to distribute, market or sell any new products developed or licensed by Physiometrix for measurment of the brain state of a patient which is not Physiometrix Technology (the "New Technology") in any country inside or outside the Territory, Physiometrix will notify Baxter of such election in writing (the "Notice of Election"). Baxter shall have 15 days after the receipt of such notice to deliver to Physiometrix a written notice confirming Baxter's interest in acquiring such distribution, marketing and sale rights for the New Technology (the "Notice of Interest"). If Baxter delivers a Notice of Interest to Physiometrix, the parties shall negotiate in good faith a definitive agreement setting forth the terms under which Baxter would distribute the New Technology in the relevant countries (whether by amendment to this agreement or otherwise). If the parties have not executed a distribution agreement within 60 days after Baxter's receipt of the Notice of Election, Physiometrix will have the right to enter into one or more distribution agreements with respect to the New Technology in the Field in such countries on terms generally no better than the terms offered by Baxter.

         16.3. Any "New Indication Product" of Physiometrix shall not be subject to the terms and conditions of this Agreement unless mutually agreed by the parties. For purposes of this Agreement, a "New Indication Product" shall mean any product of Physiometrix based upon new clinical claims and/or indications other than measurement of the brain state of a patient that differentiate such product from the Products and from New Technology. Physiometrix shall be entitled to manufacture, market, distribute and sell any and all New Indication Products within the Territory without any obligation to Baxter hereunder.

17.      REGULATORY MATTERS, PRODUCT COMPLAINTS AND FIELD CORRECTIVE ACTIONS.

         17.1 Physiometrix shall be responsible for obtaining regulatory approval or clearance for the Products for their marketing sale and distribution in the United States and shall use reasonable efforts in securing such approvals and clearances. Baxter shall provide reasonable assistance to Physiometrix in the securing of such approvals and clearance. The Joint Steering Committee shall determine in what proportion shall Baxter and/or Physiometrix bear the expense and responsibility for obtaining regulatory approval to market the Products in such other countries in which Baxter may be appointed Physiometrix' exclusive distributor of the Products.

         17.2. Baxter shall deliver written notice to Physiometrix of any product complaints it receives regarding or relating to the Products promptly upon receipt of such complaints by Baxter's compliant handling unit, the IV Systems Professional Services Group. Baxter shall cooperate with and promptly make available to Physiometrix such information relating to the complaint on the Products as is available to Baxter and necessary to properly report such complaint to the appropriate regulatory authorities. Physiometrix shall be responsible for and Baxter shall be relieved of any responsibility for reporting any and ALL Product complaints to the

United States Food and Drug Administration and to international governmental agencies requiring the filing of such reports. Physiometrix shall give immediate written notice to Baxter of product complaints it receives regarding or relating to the Products and provide such information and documentation to Baxter as is necessary for Baxter to evaluate such complaints with respect to Baxter's existing inventory and previously distributed products.

         17.3. Each party shall promptly notify the other party of a party's belief that recall or other field corrective action (as defined in 21 USC 518 and its implementing regulations) (hereinafter collectively referred to as "Corrective Action") with respect to Products is necessary. Such belief may be based on product complaints received by the party or other information regarding the Products which comes to the attention of a party, including, without limitation, information regarding the manufacturing process or its output. The parties shall meet promptly after such notification at a time and place mutually agreeable to the parties to determine whether Corrective Action should be undertaken and, if Corrective Action is to be taken, to develop a coordinated response to such Corrective Action. Neither party shall unreasonably withhold any information from the other party involving patient safety, efficacy of a Product or of a Corrective Action. Each party shall review with the other party any statements to be made to any THIRD parties (including, without limitation, governmental or administrative officials, or the general public) relating to a Corrective Action prior to the publication or release of such statements.

         17.4. In the event that a Corrective Action or like procedures are necessary, each party shall cooperate fully with the other to ensure expeditious completion of such Corrective Action. If a Corrective Action relates to a manufacturing, design or materials defects, Physiometrix may elect to repair, re-work, or replace defective Products and shall be responsible for or pay all reasonable costs and expenses directly related to the Corrective Action, including, without limitation, repair and replacement costs, notification costs and shipping costs (hereinafter collectively referred to as "Correction Costs") and Baxter shall be relieved of Minimums under Section 7.2 until such Corrective Action has been fully completed. If a Corrective Action relates to marketing, distribution or handling by Baxter of Products, Baxter shall be responsible for and pay all Correction Costs. In the event that Correction Costs are incurred by a party which are paid by the other party pursuant to this Section 17.3, the responsible party shall reimburse the incurring party for any such reasonable Correction Costs within thirty (30) days of receipt of a bill from the incurring party for such Correction Costs. If the Corrective Action

         17.5 Upon request by Baxter, Physiometrix shall obtain incoming manufacturing process and test data information in writing which may include yield, failure analysis, and corrective actions related to the Products. If the requested information is not normally maintained by Physiometrix or is not maintained in a format requested by Baxter, Baxter shall pay any expense incurred by Physiometrix in obtaining such information.

         17.6. The obligations of Physiometrix and Baxter set forth in this
Section 17 are intended to comply with the laws, rules and regulations, of each Country in the Territory. The requirements of this Section 17 shall therefore be construed and interpreted to comply with all such laws, rules and regulations. To the extent provisions of this Section 17 do not adequately reflect any such law, rule or regulation, such provisions shall be revised to the extent reasonably necessary to make such provisions legal and valid in accordance with such laws, rules and regulations.

18.      REPRESENTATIONS AND WARRANTIES.

         18.1.Physiometrix represents and warrants and covenants to Baxter as follows:

                  18.1.1. All Products to be delivered to Baxter hereunder will be manufactured, packaged and labeled in compliance with applicable laws, regulations and regulatory agency requirements in effect in the Territory on the date of delivery and with the Specifications in Exhibit D. Without limitation of such warranty, no Product shall be adulterated or misbranded or be an article which may not, under the laws of any jurisdiction in the Territory, be introduced into interstate commerce or imported on the date of Physiometrix' delivery to Baxter. Should Physiometrix be responsible under Section 17.l to obtain regulatory approval or clearance in any country within the Territory, Physiometrix shall deliver to Baxter all packaging, instructional and labeling inserts (collectively "Labeling" or "Product Materials") at such time as they shall become available, for the Products, in languages required by each country within the Territory. The Labeling and Product Materials will be accurate and complete and constitute all such labeling and package inserts required for the Products in the Territory.

                  18.1.2. Physiometrix has all requisite right, power and authority to enter into this Agreement and to perform its obligations hereunder. The entry into and performance of this Agreement by Physiometrix has been duly authorized by all necessary corporate action on the part of Physiometrix and this Agreement constitutes a valid agreement, binding upon and enforceable against Physiometrix in accordance with its terms. The execution and delivery of this Agreement by Physiometrix and the consummation of the transactions herein provided will not: (i) conflict with any agreement, document or instrument to which Physiometrix is a party; (ii) violate any order, writ, injunction or decree of any court, administrative agency or governmental body or require the approval, consent or permission of any governmental or regulatory body or authority of which Physiometrix is aware, having authority over Physiometrix.

                  18.1.3. Without limiting the generality of the foregoing, (i) the appointment of Baxter hereunder as Exclusive Distributor in the Territory does not conflict with, violate or breach any other agreements relating to the Products to which Physiometrix is a party and (ii) this agreement is a legal and valid obligation binding upon Physiometrix and is enforceable in accordance with its terms.

         18.2. Baxter represents and warrants to Physiometrix that (i) the execution of this Agreement has been duly authorized by requisite corporate action of Baxter, (ii) this Agreement does not conflict with any other agreements for distribution of products in the Territory to which Baxter is a party, and (iii) this agreement is a legal and valid obligation binding upon Baxter and is enforceable in accordance with its terms.

         18.3 Physiometrix warrants to Baxter that the Products will meet the then current specifications and will be free from defects in design, manufacturing, materials and workmanship for a period of twelve (12) months from the date of delivery to users of such Products. However, this warranty shall not apply, and Physiometrix shall be under no obligation to repair or replace Products or incur any liability to Baxter under this Section 18.3, in relation to Products which (i) are not properly stored or maintained in accordance with their instructions,
(ii) which have been altered, modified, or changed by any person other than Physiometrix or its designee or (iii) has been subject to unusual physical stress, abuse, or negligent or accidental handling. Any Product which Baxter or a purchaser of Products finds to be defective may be returned by Baxter to Physiometrix. Prior to such return, Baxter must first obtain a return of materials authorization (RMA) number from Physiometrix. Any returned Product must be accompanied by the RMA number assigned to such return. Physiometrix shall repair or replace such Product or credit Baxter's account, at Physiometrix' sole election in accordance with the limited warranty and free of charge to Baxter, and shall pay all reasonable shipping and handling costs of Baxter in relation to such defect, provided that Baxter shall have notified Physiometrix in writing of the defect within thirty (30) days of it being discovered by Baxter or brought to Baxter's attention. Except for rights for indemnification pursuant to section 21.1, the preceding repair and replacement warranty is Baxter's sole remedy against Physiometrix in the event of defects in materials, design or workmanship in the Products.

         18.4 Physiometrix warrants that, with respect to the Physiometrix Technology, (i) all the patents and applications, of which Physiometrix is aware, covering the Products are listed in Exhibit A; (ii) it is not aware of any communications alleging that they have violated or, by conducting the business as currently proposed under the Agreement, would violate any of the intellectual property rights of any other person or entity related to the Products; (iii) it has no knowledge of anything which would render any of the patents or applied for patents, set forth in Exhibit A, invalid or unenforceable; and (iv) it has no knowledge of any commercial use of such patents other than by Physiometrix.

         18.5 Baxter recognizes and acknowledges that THE WARRANTY SET FORTH IN
SECTION 18.3 AND 18.4 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         18.6 As required under U.S. Food and Drug Administration's Quality System Regulation (21 CFR 820 ET. SEQ.), Physiometrix shall either (i) comply with Baxter's guideline for approved quality suppliers. Upon reasonable notice of not less than five (5) business days, Physiometrix shall permit Baxter personnel to enter any facility where the Products (finish goods) are manufactured, packed, processed or held for the purposes of a Baxter Supplier Quality Assessment.

19.      CONFIDENTIAL INFORMATION.

         19.1. All information and materials containing information provided by either party to the other relating to this Agreement, including without limitation customer requirements, lists, preferences and methods of operation, the technology, any know-how, data, process, or technique of Physiometrix relating to the PSA, and any research project, work in process, future development, scientific, engineering, or manufacturing information, know-how, designs, drawings, management information reports and other computer-generated reports, pricing policies and details, details of contracts, operational methods, plans or strategies, business acquisition plans, new personnel acquisition plans and the business affairs of such party, whether in oral, graphic or written form, as the case may be, are and shall i~ treated as confidential, provided such information and materials are clearly marked "confidential" and, if verbal, are reduced to writing and marked "confidential" within ten (10) days after disclosure. The parties agree for themselves and on behalf of their respective directors, officers, shareholders, affiliates, employees and agents to whom such information and materials are disclosed, that they shall keep such information and materials confidential and retain them in strictest confidence both during and for a three (3) year period after the Term. Such information shall not be disclosed to any person except to officers, employees or agents of each, as the case may be, requiring such information or materials to perform this Agreement, and shall not be used, directly or indirectly, for any purposes or in connection with any business activities except in connection with this Agreement. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

         19.2. This obligation of confidentiality shall not apply to any information which: (i) was known to the receiving party at the time of receipt as evidenced by its written records; (ii) was in the public domain at the time of receipt; (iii) becomes public through no fault of the party obligated to keep it confidential; (iv) such party legitimately learns from third parties who are under no obligation of confidentiality with respect to the information; (v) is required by applicable law or court order to be divulged; or (vi) is developed by the receiving party independently of confidential information received from the disclosing party.

20.      INTELLECTUAL PROPERTY

         20.1. Baxter shall not register trademark with respect to the Products or Trademark Materials, and shall not at any time do or cause to be done, any act impairing or intending to impair any right, title or interest of Physiometrix in the Licensed Trademarks or patents or applications listed on Exhibit A.

         20.2. In the event any patent covering the Products or Licensed Trademark is infringed in the Territory by anyone not having rights thereto, the party gaining knowledge of such infringement shall immediately notify the other party. Such notice shall include sufficient information and data so the party receiving the notice may determine whether or not an infringement exists. If Physiometrix desires to send a cease and desist notice to the infringer, then the Baxter shall, in its sole discretion, may join in sending such notice. If, within sixty (60) days thereafter, the infringer does not cease and desist from such infringement, then Physiometrix may, at its sole discretion, elect to commence legal action for infringement of such patent and/or Licensed Trademark. In such an event, Physiometrix shall notify Baxter of its intent to commence such legal action and Baxter, if Physiometrix so requests, may join in such action at its discretion, and shall join in such action if required by law or otherwise necessary to provide an adequate remedy to Physiometrix. In any event, Baxter shall cooperate fully with Physiometrix in any such legal action at the expense of Physiometrix. Physiometrix shall retain all amounts recovered in connection with such litigation and may settle such litigation in its sole discretion.

21. INDEMNIFICATION AND INSURANCE

         21.1. Physiometrix shall indemnify and hold harmless Baxter, its officers, shareholders, directors and employees, agents, successors and assigns, against any and all liability, damage, loss, cost or expense resulting from any third party claims made or suits brought due to or arising out of (i) manufacturing, design, material, functional defects or product label statements or representations occurring in Products sold to Baxter, (ii) personal injury or property damage caused by the Products at any time (except to the extent covered by Baxter's indemnification obligations set forth in Section 22.2), or (iii) breach of a warranty, representation or obligation of Physiometrix in this Agreement. Baxter shall promptly notify Physiometrix within ten (10) business days of receipt of written notice of any such third-party claims or suits, whereupon Physiometrix shall fully cooperate with Baxter in the defense thereof and in any reasonable action Physiometrix deems appropriate in response to such claims or suits. Physiometrix, at its own expense, may at its election, through its own attorneys, participate in the defense of such claims or suits. At Baxter's option, Physiometrix shall also defend any such claims or suits in which event Baxter shall fully cooperate with Physiometrix in defense thereof and in any reasonable action Physiometrix deems appropriate in response to such claims or suits and Baxter, at its own expense, at its election, through its own attorneys, may participate in the defense of such claims or suits. Notwithstanding the foregoing, Physiometrix shall be entitled to assume the defense of any claims or suits involving the Licensed Trademarks or other intellectual property related to the Products.

         21.2. Physiometrix shall, at its expense, indemnify, defend and hold Baxter and its agents and employees harmless from and against all costs and liabilities incurred in connection with any claim, action, suit or proceeding maintaining that any patent, trademark or other intellectual property rights of any third party are infringed or violated by the import, distribution or sale of the PSA in the Territory as provided in this Agreement. Physiometrix may, with Baxter's agreement, (i) obtain for Baxter the right to continue to market, sell and distribute the relevant product in the Territory (a "Third Party License") or (ii) replace or modify the relevant product so as to make the product non-infringing. If (i) and (ii) are not commercially and technically reasonable, or if Baxter and Physiometrix cannot agree as described in this section 21.2, the parties may terminate the Agreement to distribute the relevant Product in the Territory, Physiometrix shall repurchase such Products and refund Baxter's purchase price, and Baxter at Physiometrix' expense, will remove all such products from the Territory and will cease distributing such product in the Territory.

         21.3. Baxter shall defend, indemnify and hold harmless Physiometrix, its partners, shareholders, officers, directors and employees, agents, successors and assigns, against any and all liability, damage, loss, cost or expense resulting from any third party claims made or suits brought due to or arising out of: (i) Product distributed and/or sold by Baxter or on its behalf to the extent it is based upon an allegation of false or misleading advertising by Baxter (except for Physiometrix or Physiometrix Product Claims) involving any such Licensed Product; (ii) use by Baxter of a Licensed Trademark in a manner not authorized by this Agreement; (iii) breach of a warranty, representation or obligation of Baxter in this Agreement; or (iv) damage to any Product due to mishandling by Baxter or any Subdistributor. Physiometrix shall notify Baxter within ten (10) business days of receipt of written notice of any such claims or suits whereupon Baxter shall assume, and Physiometrix shall fully cooperate with Baxter in, the defense thereof and in any reasonable action Baxter deems appropriate in response to such claims or suits. Physiometrix, at its own expense, may at its election,

         21.4. Neither party shall be responsible or bound by any settlement made by the other party without its prior written consent such consent not to be unreasonably withheld.

         21.5. The duties to indemnify and hold harmless from liability set forth in this Section 21 shall survive termination of this Agreement and shall, without limitation, apply to all damages, interest, reasonable legal fees, costs and expenses which may be levied against or incurred by the indemnified party in connection with any such suit, action, legal proceeding, claim or demand; provided, however, such liability shall not extend to special, indirect or consequential damages.

         21.6. Physiometrix and Baxter each agree to procure and maintain for one (1) year following expiration or termination of this Agreement general comprehensive liability insurance covering each occurrence of bodily and property damage in the amount of not less than $3 million with endorsements for completed operations, blanket liability and suppliers liability. Each party upon the request of the other party shall furnish a certificate of insurance evidencing the foregoing coverages and limits naming the other party, its agents and assignees as an additional insured and stating that the insurer shall endeavor to give the additional insured written notice at least thirty (30) days prior to any cancellation, non-renewal or material change in coverage. Notwithstanding the foregoing, Baxter may self insure such potential liability in whole or in part.

22. COPYRIGHTS.

         22.1. Any copyrightable software utilized in the Products or which is created by Physiometrix in the creation of product labeling or product inserts by Physiometrix shall be the sole and exclusive property of Physiometrix. Baxter shall execute such assignments or other documents as may be necessary to perfect and confirm Physiometrix's ownership of such copyrights.

23. OWNERSHIP EXCLUSIVE TO PHYSIOMETRIX.

         23. I. Any interest that Baxter or its Subdistributors may acquire, in any country, in any of the Licensed Trademarks in Exhibit B will inure to the benefit of Physiometrix. Rights granted to Baxter under this Agreement shall not affect the exclusive ownership of Physiometrix in and to the Licensed Trademarks.

         23.2. Upon termination of this Agreement, any and all interests or rights of Baxter to the Licensed Trademarks in Exhibit B shall automatically revert to Physiometrix. Baxter shall, upon termination, convey, by assignment or otherwise, to Physiometrix immediately any interest Baxter may acquire, together with any goodwill associated therewith, and fully cooperate with Physiometrix to perfect the vesting or ownership of such rights in Physiometrix.

         23.3. Baxter acknowledges the validity of Physiometrix's right, title and interest in and to the Licensed Trademarks Exhibit B, including Physiometrix's right to register or have registered as the owner of any and all Licensed Trademarks, under the laws of each jurisdiction in the Territory.

         23.4 Baxter shall not contest Physiometrix' rights in and to the Licensed Trademarks, the validity of any registration thereof, or the use of the Licensed Trademarks other than as provided herein.

24. REGISTERED USER OF LICENSED TRADEMARKS.

         24.1. From time to time and in its sole discretion, Physiometrix may apply to register and/or renew registrations for trademarks, including the Licensed Trademarks, for use in association with the Products pursuant to the applicable laws of the Territory, and may apply to register Baxter as a registered user thereof in respect of the Products in the Territory as may be required for Baxter's proper performance under this Agreement or as Physiometrix, in its discretion, may deem appropriate.

         24.2. At Physiometrix's request, Baxter shall enter into separate registered user agreements with respect to such trademarks and/or Licensed Trademarks, and thereafter, take all steps necessary to register itself with appropriate authorities as a permitted user thereof in the Territory.

         24.3. Physiometrix may notify appropriate authorities of the termination of this Agreement (either in its entirety, or with respect to any Licensed Trademark or Product), whereupon Baxter shall do all things necessary, including the submissions of petitions and documents to the required authorities, to permit Physiometrix to cancel all relevant entries regarding Baxter's use of the Licensed Trademarks.

25. TERMINATION.

         25.1. This Agreement may, at the option of Baxter, be terminated immediately upon the occurrence of any one of the following events by delivery of written notice to Physiometrix (each, a "Physiometrix Default"):

                  25.1.1 If Physiometrix fails or neglects to perform, keep or observe any of Physiometrix's material covenants, agreements or obligations under this Agreement (other than failure to deliver Products as provided in Section 9.2), and such failure is not cured and Physiometrix does not make a good faith effort to cure such failure within thirty (30) days after Baxter gives Physiometrix written notice of such default;

                  25.1.2. If any representation or warranty of Physiometrix in this Agreement is untrue or incorrect in any material respect;

                  25.1.3. If any material portion of Physiometrix's assets are seized, subjected to a writ of distress warrant, or are levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not terminated or dismissed within sixty
(60) days thereafter;

                  25.1.4. If a petition under the United States Bankruptcy Code or any similar law or regulation shall be filed by Physiometrix or if Physiometrix shall make an assignment for the benefit of its creditors or if any proceeding is filed by Physiometrix for its dissolution or liquidation;

                  25.1.5. If Physiometrix is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs or if a petition under the United States Bankruptcy Code or any similar law or regulation is filed against Physiometrix or if any case or proceeding, is filed against Physiometrix for its dissolution or liquidation and such injunction, restraint or petition is not dismissed or stayed within ninety
(90) days after the entry or filing thereof;

                  25.1.6. If an application is made by Physiometrix for the appointment of a receiver, trustee or custodian for any of its assets other than a custodian pursuant to a voluntary custodial agreement entered into to perfect a security interest, or if an application is made by any person other than Physiometrix for the appointment or a receiver, trustee, or custodian for any of its assets and the same is not dismissed within ninety (90) days after the application therefor, or

         25.2. This Agreement may, at the option of Physiometrix, be terminated immediately upon the occurrence of any of the following events by delivery of written notice to Baxter (each, a "Baxter Default"):

                  25.2.1. As provided in Sections 6.4;

                  25.2.2. If Baxter fails or neglects to perform, keep or observe any of Baxter's material covenants, agreements or obligations under this Agreement (other than failure to purchase Products as provided in Section 9.2 or pay amounts due hereunder), and such failure is not cured and Baxter does not make a good faith effort to cure such failure within thirty (30) days after Physiometrix gives Baxter written notice of such default;

                  25.2.3. If any representation or warranty of Baxter in this Agreement is untrue or incorrect in any material respect;

                  25.2.4. Baxter becomes bankrupt or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they become due; or

                  25.2.5. Baxter violates or otherwise breaches its obligations under Section 26 or any of the agreements executed and delivered thereunder.

         25.3 After eighteen months from the Effective Date, either party may terminate this Agreement by giving notice six months prior to the date of such termination.

26.      RIGHTS AND OBLIGATIONS UNDER TERMINATION.

         26.1. If this Agreement is terminated by Physiometrix pursuant to
Section 25.2 prior to expiration of the Term, Baxter shall immediately: (i) cease to have any right or license to use the Licensed Trademarks; (ii) cease to have any right to market, distribute or sell the Products and any components thereof; (iii) refrain from using any inventions or designs which are the subject of any patent, design registration, copyright, trademark, or other similar industrial property right owned by Physiometrix; (iv) be subject to the restrictions set forth in Section 3.2; (v) pay all -,mounts due to Physiometrix;
(vi) return all documentation, promotional material, Trademark Materials and confidential information in Baxter's possession provided by Physiometrix; (vii) execute all documents and take all action as may be reasonably required by Physiometrix to transfer to Physiometrix all goodwill and rights in the Licensed Trademarks.

         26.2. Within ten (10) days after termination of this Agreement, for any reason (other than by reason of an Physiometrix Default), Baxter shall furnish Physiometrix with a list of all Products and related components in Baxter's inventories or possession as of the date of termination.

         26.3. Upon termination of this Agreement, for any reason other than a Physiometrix default, Physiometrix shall at its election either (i) repurchase from Baxter, and Baxter hereby agrees to sell to Physiometrix at the Invoice Prices paid to Physiometrix by Baxter for all Products, and related components then in Baxter's possession or inventories (provided that such Products are saleable, in their original packages and unaltered from their original form and design, or (ii) cooperate with Baxter in the orderly liquidation of' Products held by Baxter at prices no less than the Invoice Prices, at the direction and under the supervision of Physiometrix.

         26.4 Upon termination of this Agreement for any reason (other than by reason of an Physiometrix Default), Baxter shall turn over and deliver to Physiometrix all documents, computer files and other information and records related to the Products including any customer complaint files which may be maintained by Baxter to such address as Physiometrix may designate. All accounts receivable for Products shipped to customers in the Territory prior to the termination date of this Agreement shall remain the property of Baxter upon termination of this Agreement. All open customer purchase orders for which Products have not been shipped to customers in the Territory prior to the termination date of this Agreement shall become the property of Physiometrix on the termination date of this Agreement. Any outstanding purchase orders of Subdistributors shall revert to Physiometrix.

         26.5 Upon the negotiation of a reasonable fee, Baxter shall assign or cause to be assigned to Physiometrix, or its designee, all governmental approvals, clearances, registrations or permits which Baxter may have obtained for the Product pursuant to Section 17.1. Such fee shall reflect the reasonable costs incurred by Baxter in order to obtain such approval, clearance, registration, or permit (e.g. filing fees, costs of bench or clinical studies, costs of preparing the submission, etc.). The parties shall negotiate in good faith to determine the amount to be tendered to Baxter. In the event such an assignment is not permitted by law, Baxter will cooperate in the cancellation of such approval, clearance, registration, or permit standing in its name.

         26.6 Upon termination of this Agreement for any reason (other than by reason of an Physiometrix Default), or upon receipt of a notice of termination by Baxter under Section 25.3, Physiometrix and any of its assignees or licensees shall thereafter have the right, without paying any compensation, fee, indemnity, goodwill or other remuneration whatsoever to Baxter, to deal with Baxter's customers and sell the Products in the Territory.

27. GOVERNING LAW.

         27.1. This Agreement shall be governed by, and construed in accordance with, the laws of the United States of America and the State of Delaware. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a court of applicable jurisdiction in the State of Delaware, and each party hereby consents to the jurisdiction and venue of such court.

28. RELATIONSHIPS OF PARTIES.

         28.1. It is expressly understood that Physiometrix and Baxter are not partners, and that neither party has any right, title or interest in and to the business of the other, nor the right to bind the other in any respect whatsoever, and nothing herein contained shall be deemed, held or construed as making either party a partner, employee, associate or agent of the other. It is expressly understood that there is no fiduciary relationship of any kind between the parties.

29. LICENSE NOT CONVEYANCE.

         29.1. Except as otherwise set forth herein, nothing in this Agreement is intended to be, nor shall anything herein be construed or interpreted to be, a conveyance or transfer to Baxter of title or ownership in or to any of the Licensed Trademarks.

30. NO WAIVER.

         30.1. The failure of either party to enforce at any time the provisions hereof shall not be construed to be a waiver of such provision, or any other provision or of the rights of such party thereafter to enforce such provision or other provisions.

31. EXERCISE OF RIGHTS.

         31.1 The various rights, remedies, powers, options and elections expressed or contained herein are cumulative, and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, powers, options or elections as are now, or may hereafter be, conferred by law, except as expressly provided herein.

32. TOTAL AGREEMENT

         32.1. This Agreement contains the entire understanding of the parties and supersedes and merges all prior and contemporaneous agreements and discussions between the parties. Any and all representations or agreements by any agent or representative of either party not contained in this Agreement shall be null, void and of no effect. This Agreement may not be changed in any way, except by an instrument in writing referencing this agreement, signed by both parties.

33. NOTICE.

         33.1. Any notice or other communication required or which may be given pursuant to this Agreement shall be in writing and shall be delivered personally, telegraphed or telexed with a copy sent contemporaneously by registered mail, postage prepaid, or sent by certified, registered, or express mail, postage prepaid, to the relevant address set forth below. Any such notice or communication shall be deemed given or received when so delivered personally, telegraphed or telexed, or if mailed, three (3) business days after so deposited in the mail.


                 ---------------------------------------- ---------------------------------------
                 IF TO PHYSIOMETRIX:                          WITH A COPY TO:
                 ---------------------------------------- ---------------------------------------
                 Physiometrix                             Wilson Sonsini Goodrich & Rosati
                 ---------------------------------------- ---------------------------------------
                 101 Billerica Ave.                       650 Page Mill Road
                 ---------------------------------------- ---------------------------------------
                 No. Billerica, Ma. 01862
                 ---------------------------------------- ---------------------------------------
                                                          Palo Alto, CA  94304-1050
                 ---------------------------------------- ---------------------------------------
                 Attn: Daniel W. Muehl                    Attn:, Christopher D. Mitchell, Esq.
                 ---------------------------------------- ---------------------------------------
                 Telephone: 978-670-2422                  Telephone: (650) 493-9300
                 ---------------------------------------- ---------------------------------------
                 Fax: (978-670-2817                       Fax: (650) 493-6811
                 ---------------------------------------- ---------------------------------------


                 ---------------------------------------- ---------------------------------------
                 IF TO BAXTER:                            WITH A COPY TO:
                 ---------------------------------------- ---------------------------------------
                 Baxter Healthcare Corporation            Office of the General Counsel
                 ---------------------------------------- ---------------------------------------
                 Route 120 and Wilson Rd.                 One Baxter Parkway
                 ---------------------------------------- ---------------------------------------
                 Deerfield, IL 60073                      Deerfield, IL 60015
                 ---------------------------------------- ---------------------------------------
                 Attention: Jim Carne
                 ---------------------------------------- ---------------------------------------
                 Telephone:(847)270-4797
                 ---------------------------------------- ---------------------------------------
                 Fax: (847)270-2016
                 ---------------------------------------- ---------------------------------------

34.      AMENDMENTS.

         34.1. No amendment or modification of this Agreement shall be valid or binding unless first reduced to writing and executed by both parties hereto.

35.      SINGULAR OR PLURAL.

         35.1. In any place or places in this Agreement in which the context may require such substitution, the plural shall be substituted for the singular number, or vice versa.

 36.     HEADINGS.

         36.1. Section headings used in this Agreement are for convenience only and shall not in any way affect the construction of this Agreement.

37.      BINDING EFFECT.

         37.1. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, and their respective successors and permitted assigns.

38.      SEVERABILITY.

         38.1. If for any reason any provision of this Agreement, including but not limited to, any provision relating to Termination of this Agreement, shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable in any jurisdiction to which it applies, the validity of the remainder of this Agreement shall not be affected and such provision shall be deemed modified to the minimum extent necessary to make such provision consistent with applicable law, and, in its modified form, such provision shall then be enforceable and enforced.

39. FORCE MAJEURE.

         39.1. Neither party to this Agreement shall be liable for failure to perform on its part any provision or part of this Agreement when such failure is due to fire, flood, or other act of God, strike, labor dispute, or other industrial disturbance, unavoidable accident, war, embargo, inability to obtain materials or transportation, or governmental actions for the period of delay imposed by such cause.

40. SURVIVAL.

         40.1. The obligations of the parties hereto, to the extent such obligations are to be performed after termination of this Agreement, shall survive expiration or termination of this Agreement.

41. COUNTERPART EXECUTION.

         41.1. This Agreement may be executed in two (2) or more counterparts, each of which. shall be deemed an original, but all of which together shall constitute but one (1) and the same instrument.

42. EXPORT COMPLIANCE

         42.1 Baxter understands and recognizes that the PSA and other materials made available to it hereunder may be subject to export administration regulations of the United States Department of Commerce and other United States government regulations related to the export of medical products. Baxter represents that it is familiar with and agrees to comply with all such regulations, including any future modifications thereof, in connection with the distribution of the PSA or clinical data relating to the PSA except for exports where Physiometrix is the exporter of record. Baxter hereby agrees to indemnify and hold Physiometrix harmless from any breach of this section 42.1 for any exports where Baxter is the exporter of record.

         42.2 Baxter hereby agrees that it shall refrain from any acts that would violate, or cause Physiometrix to violate, the United States Foreign Corrupt Practices Act. Baxter hereby agrees to indemnify and hold harmless Physiometrix from any breach of this section 42.2 in the countries in the Territory listed in Exhibit D.

43. RIGHT OF FIRST REFUSAL. If during the Term of this agreement should Physiometrix solicits or otherwise becomes the subject of an offer in connection with a merger or similar reorganization or the sale of all or substantially all of its assets to which this Agreement relates, Physiometrix will notify Baxter of such offer in writing (the "Notice of Election"). Physiometrix and Baxter shall negotiate in good faith for 15 days after the receipt of such Notice of Election a mutually acceptable alternate transaction. If the parties are unable to agree on alternate transaction within such 15 days, Physiometrix will have the unfettered right to accept such offer on any terms Physiometrix may, in its sole discretion, deem appropriate.

44.      DISPUTE RESOLUTION

         44.1 In the event of any dispute, controversy or claim arising out of or relating to this Agreement or to breech hereof, including interpretation, performance or termination, the parties agree to commence good faith discussion between their designees toward resolution of such issues. If, after thirty (30) days, the parties are unable to reach a resolution, the parties shall within fifteen (15) days make a determination as to whether such issue is to be resolved by a third party accountant. If the parties determine that such issue is to be resolved by a third party accountant then the issue shall be shall be submitted to a firm of independent public accountants with substantial experience in auditing healthcare product companies ("Third Party Accountant") selected by the independent public accountants of Baxter and Physiometrix to resolve the dispute. The Third Party Accountant's resolution of the issue shall be final and binding upon the parties hereto. All fees and expenses of the Third Party Accountant shall be shared equally between the parties. Should the parties disagree upon submission of the issue to the Third Party Accountant, the selection of the Third Party Accountant or make a determination that the issue is not proper for resolution by a Third Party Accountant such issues shall be finally resolved by arbitration, under the American Arbitration Association ("AAA") Rules of Arbitration. The arbitration shall be conducted by one arbitrator mutually selected by the parties. If the parties cannot agree on an arbitrator, then there shall be three (3) arbitrators, one to be appointed by Physiometrix, one to be appointed by Baxter and a third being nominated by the two arbitrators so selected or, if they cannot agree on a third arbitrator, by the President of the AAA.

         44.2 The Arbitration shall be conducted in English and in accordance with the rules of the AAA. The arbitration, including the rendering of the award, shall take place in Wilmington, Delaware. The decision of the arbitrator(s) shall be binding on the parties hereto, and the expense of the arbitration (including without limitation the award of attorney's fees to the prevailing party) shall be paid as the arbitrator(s) determine. The decision of the arbitration shall be executory, and judgment thereon may be entered by any court of competent jurisdiction.

                                    EXECUTION

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, in duplicate, by their duly authorized officers as of the date set forth above.


                                           "Physiometrix"
                                           Physiometrix Inc.
                                           (a Delaware Corporation)

                                           By:
                                              ----------------------------------
                                              John A. Williams
                                              President


                                           "Baxter"
                                           Baxter Healthcare Corporation
                                           (a Delaware Corporation)

                                           By:
                                               ---------------------------------
                                               James E. Carne
                                               General Manager
                                               Global Anesthesia

                                LIST OF EXHIBITS

EXHIBIT A         PATENTS AND PATENT APPLICATIONS

EXHIBIT B         LICENSED TRADEMARKS

EXHIBIT C         TERRITORY AND BAXTER DISTRIBUTION AGREEMENTS

EXHIBIT D         PRODUCT SPECIFICATIONS

EXHIBIT E         INITIAL PRODUCT PRICING

EXHIBIT F         QUARTERLY MINIMUMS AND SALES AND MARKETING EXPENDITURES

                                    EXHIBIT A
                         PATENTS AND PATENT APPLICATIONS

                                    EXHIBIT B
                               LICENSED TRADEMARKS

                                    EXHIBIT C

                  TERRITORY AND BAXTER DISTRIBUTION AGREEMENTS

          UNITED STATES OF AMERICA AND ITS TERRITORIES AND POSSESSIONS

                                    EXHIBIT D

                             PRODUCT SPECIFICATIONS

                                    EXHIBIT E

            INITIAL PRODUCT PRICING AND ESTIMATED MANUFACTURING COST

                                    EXHIBIT F

             QUARTERLY MINIMUMS AND SALES AND MARKETING EXPENDITURES

QUARTERLY MINIMUMS UNDER SECTION 7.2

HARDWARE


Q3 2000       UNITS
Q4 2000       UNITS
Q1 2001       UNITS
Q2 2001       UNITS
Q3 2001       UNITS
Q4 2001       UNITS

SENSORS

Q3 2000      UNITS
Q4 2000      UNITS
Q1 2001      UNITS
Q2 2001      UNITS
Q3 2001      UNITS
Q4 2001      UNITS

EXPECTED SALES AND MARKETING EXPENDITURES UNDER SECTION 13.1.1


Q3 2000       $
Q4 2000       $
Q1 2001       $
Q2 2001       $
Q3 2001       $
Q4 2001       $